EXHIBIT 99.1

Welcome to the 2012 annual shareholders meeting. I am Joe Steinberg, Chairman of HomeFed Corporation. Please allow me to introduce HomeFed’s directors and officers.

Since our meeting last year, it appears that the residential real estate market (at least in San Diego) has finally bottomed. Traditionally a housing recovery has been the result of job growth and its cousin – household formation. Lately we have been seeing some private sector job growth, but not nearly enough to compensate for the loss of government jobs or the natural population growth of our country. I am sure each of you knows someone who was laid off or recently graduated from school and has had difficulty finding a job commensurate with their education and experience. The economic effects of this bad luck and bad timing can last a lifetime. Many people have put off home purchases, marriage and children until their economic prospects improve.

So that leads to the question - if jobs aren’t sparking a real estate recovery, what is? We certainly don’t know all the reasons, but here are a few.

We live in a country with a growing population.  There is pent up demand. People who do have a job and have wanted to buy a house are out of patience and are trickling back into the market. They are ready to move out of their parent’s basement and get on with their lives. This isn’t an enormous housing driver yet, but if our economy begins creating good jobs, a flood of buyers will come into the market.

Another factor is the low inventory level of existing homes for sale. This spring, San Diego had less than 4 months inventory of homes for sale, meaning at the existing sales pace, there would be no resale homes for sale in less than 4 months. The current supply of homes for sale in San Diego County is the lowest in 6 years. In San Elijo Hills, there are only 15 single family homes for sale on the resale market, about a third of the historic average.

Probably and most important, financing is cheap. At the risk of sounding like a used-car salesman, let’s discuss monthly payments. In 2006, a typical 3,300 square foot house in San Elijo Hills would have cost approximately $800,000. Assuming 100% financing at 6.5%, the monthly payment would be $5,057.

Today, that 3,300 square foot house in San Elijo is probably worth $600,000 – or 25% less than in 2006. If that buyer could obtain the same 100% financing at today’s rate of approximately 3.75%, the monthly payment would be $2,779. The home price has gone down 25%, but the monthly payment is down an astounding 45%. With today’s interest rates it is probably better to buy than rent.

When it comes to affordability, the cheerleaders at the National Association of Realtors may finally be right with their seemingly eternal slogan that “now is a good time to buy.”

In addition to record breaking low interest rates, the other finance related item worth mentioning is a return to the market of those with damaged credit. The adage “time heals all wounds” seems to be applicable. Many who lost their homes through foreclosures or short-sales are now, with the passage of time and a job, able to again qualify for a mortgage.

2011 was a good year for HomeFed. We had $34.1 million of revenue and $10.5 million of income before taxes. Netting out taxes and non-controlling interests, the company had a bottom line of $4.5 million. Most of this is attributable to San Elijo Hills.

We currently have 3 builders at San Elijo building in 5 neighborhoods. The builders are happy with their sales, absorption and prospects.

So far this year we have had one land sale at San Elijo Hills, a small neighborhood of 18 single family lots that sold in March for $3.35 million. This sale leaves us with 266 remaining single family lots. Most of these are higher end lots and the market for homes above $800,000 remains weak.

On the bright side, builders in San Diego are concerned about the availability of lots. If they can’t find lots to build, they will be out of business. San Elijo’s 266 single family lots represents approximately a quarter of the available lots in the North County Coastal and Highway 78 submarkets. Builders are expressing interest in some of our remaining lots, but they will need to sharpen their pencils to get to our price.  With interest rates so low we are not motivated sellers.

The last development hurdle at San Elijo Hills is the Towncenter. We completed the first phase in 2009. All of the retail space is leased and only one residential condo remains, which temporarily serves as the San Elijo Visitor Center. We sold two development pads last year to Chase Bank and Pacific Preschool. Chase is now open and Pacific Preschool will be ready by the end of the summer. Phase II of the Towncenter is still on hold pending demand.

We own 2,800 acres within the larger Otay Ranch Master Planned Community in Chula Vista south of San Diego. Final discretionary approval for our project should occur around the end of the year. That will give us the right to develop up to 6,050 residential units and 1.8 million square feet of commercial space. The south San Diego county market is slowly staggering to life after being pummeled by foreclosures.

HomeFed also owns 1,500 acres of vineyards in Madera County, north of Fresno.  Our multi-year rejuvenation has worked as planned and we are enjoying yields of up to 14 tons per acre. The wine generated from these grapes may not make it into my partner’s wine cellar, but popular priced wines have been faring well. Increased yields and escalating grape prices have made this an excellent investment. We continue to enjoy the cash flow from the vineyards while evaluating potential future development or a sale of this asset.

Fanita Ranch is our new 2,600 acre property in Santee, CA. We bought this asset in January of last year.  It is the subject of several environmental lawsuits challenging the 2007 City approvals. California’s infamous California Environmental Quality Act or CEQA gives no growth opponents ample opportunity to stop or stall a project until developer rigor mortis sets in. With perseverance, capable legal counsel and without the pressure of debt, we will get to the finish line. There is a lot of work to be done, but the land is spectacular and we look forward to developing a great community (like San Elijo) in the not too distant future.

In February of 2012, HomeFed purchased Ashville Park,  a 450 acre master planned community in Virginia Beach, VA for $17 million from a bank which had foreclosed. Ashville Park is in the more affluent part of the Hampton Roads metro area with excellent schools, recreation and shopping. About 60% of the employment in this area is government or military related which explains Virginia Beach’s low 6.1% unemployment rate.

We purchased 91 finished lots, a visitor center, and 364 unimproved lots. We have sold or are selling about half of the finished lots to local builders and will begin construction on a new phase of 90 smaller lots that will be ready near the end of the year. Home prices in Ashville Park range from $325,000 to $1,000,000. This is a good project and will provide steady cash flow over the next 5 or 6 years.

We continue to maintain lots of cash on our balance sheet. As of the quarter ending March 31st we had $62.5 million in relatively liquid assets. Our cash is earning next to nothing but will be needed in the future for development costs and acquisitions. Shareholders should sleep well at night knowing that the money is conservatively invested.

It is with great sadness that we report that Curt Noland, Vice President of HomeFed, passed away in January after a brief fight with cancer. He joined the Company in 1998 and served as the General Manager of San Elijo for over 10 years. He was a skilled engineer and planner, a devoted husband, and a proud father of three sons. He will be missed. To fill his large shoes, we welcome Kent Aden. Kent was a long-time friend of Curt’s and Kent also has tremendous land development experience. He is a past San Diego Building Industry Association President and has spent most of his 30 year career in South San Diego County.

We have no doubt that we are in for another interesting year. The presidential election, continued debt-ceiling posturing, Fed intervention, Fannie/Freddie reform, and European troubles are just a few of the things that remind us that the green shoots of a real estate recovery can whither quickly if the economy goes into recession again.

HomeFed has great assets in great locations and is not burdened by debt. We survive in bad times and will certainly thrive in good times.  Thank you.

Questions.

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